SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                Form 8-K

          Current Report Pursuant to Section 13 or 15 (d) of
                     The Securities Act of 1934

Date of Report (Date of earliest event reported)    January 20, 2000


                         COVEST BANCSHARES, INC.

                        --------------------------

        (Exact name of registrant as specified in its charter)

          DELAWARE              0-20160            36-3820609
          --------              -------            ----------

     (State or other       (Commission File         (I.R.S.
   Employer Jurisdiction    Number)                 Identification
   No.)                                             No.)


           749 Lee Street, Des Plaines, Illinois    60016
         --------------------------------------------------
        (address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 294-6500







Item 5.  OTHER EVENTS

On Thursday, January 20, 2000, the Company issued a press release pertaining to Fourth Quarter 1999 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Exhibit 99.1





                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  January 20, 2000                 COVEST BANCSHARES, INC.

                                     By: /s/ James L. Roberts
                                         James L. Roberts
                                         President and
                                         Chief Executive Officer


                                     By: /s/ Paul A. Larsen
                                         Paul A. Larsen
                                         Executive Vice President and
                                         Chief Financial Officer








   CoVest Bancshares, Inc. Announces Fourth Quarter Results

DES PLAINES, IL January 20, 2000 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc N.A., Des Plaines, Illinois, announced today results for the fourth quarter ended December 31, 1999. The net income totaled $1,042,000, or $0.26 (basic) and $0.25
(diluted) earnings per share, versus net income of $989,000 for the three months ended December 31, 1998, or $0.24 (basic) and $0.23 (diluted) earnings per share.

Cash earnings (net earnings adjusted for the after tax impact of amortization of goodwill) for the fourth quarter of 1999 were
$1,074,000, or $0.26 (basic) and $0.25    (diluted) earnings per share,
compared to $1,021,000 or $0.25 (basic) and $0.24 (diluted) earnings per share for the same period in 1998.

Returns on average equity and average assets during the fourth quarter, 1999, were 9.08% and 0.74% respectively compared to 8.44% and 0.71% in 1998. Cash earnings for the fourth quarter of 1999 represented returns on average equity and average tangible assets of 9.36% and 0.76% respectively, compared to 8.72% and 0.73% respectively for the fourth quarter of 1998.

Net interest income increased by $256,000, or 6%, for the fourth quarter of 1999 compared to the fourth quarter of 1998. Total earning assets were $10 million higher in the fourth quarter of 1999 versus the like period in 1998. The Company's net interest rate spread and margin averaged 2.89% and 3.19% respectively during the fourth quarter of 1999, an 18 and 20 basis point increase from 2.71% and 2.99% respectively during the fourth quarter of 1998. This represented increases of 7% in net interest rate spread and 7% in net interest rate margin growth. The Company's cost of funds increased from 4.65% in the third quarter of 1999 to 4.77% in the fourth quarter of 1999. Consequently, the Company does not expect its margin growth to continue at the same speed for at least the next several quarters.

In the fourth quarter of 1999, the Company recognized $291,000 as a provision for possible loan losses. No provision was made during the fourth quarter of 1998, when the Company sold its credit card portfolio and reallocated the reserve for credit card losses to other loan types.

Non interest income decreased $661,000, or 44%, to $832,000 from the comparable quarter in 1998. In the fourth quarter of 1998, the Company realized $672,000 in non-recurring income related to the sale of its credit card portfolio. During the fourth quarter of 1999, the Company recognized security gains of $5,000 compared to losses of $574,000 incurred during the fourth quarter of 1998. In November, 1998, the Company sold securities to repay borrowings associated with an arbitrage transaction the Company initiated in the fourth quarter of 1997. Loan prepayment fees declined $176,000 during the fourth quarter of 1999 versus the same period in 1998. Loan charges and servicing fees decreased by $77,000, primarily due to the sale of the credit card portfolio in the fourth quarter of 1998 as well as a reduction in mortgage loan volume. Mortgage Center income decreased by $369,000 during the fourth quarter of 1999 versus 1998, as volume dropped in conjunction with increases in mortgage interest rates.

Non-interest expense decreased $700,000, or 18%, for the fourth quarter
of 1999 over the comparable quarter in 1998.   Compensation and benefit
expenses declined $510,000, primarily as a result of headcount reduction, and to a lesser extent, an increase in deferred expenses in 1999 associated with loan origination, as required by FASB 91. During the first quarter of 1999, certain employee positions were eliminated to bring operating costs more in line with the revenues of the Bank. In the fourth quarter of 1998, the Company incurred $137,000 in additional expense related to the sale of the credit card portfolio.

The Company earned $3,935,000 for the twelve months ended December 31, 1999, versus $3,871,000 for the twelve months ended December 31, 1998. This represented $0.96 (basic) and $0.93 (diluted) earnings per share versus $0.92 (basic) and $0.87 (diluted) earnings per share for the twelve months of 1998, an increase of 4% and 7% respectively from 1998.

Cash earnings for 1999 were $4,061,000, or $0.99 (basic) and $0.95
(diluted) earnings per share, compared to $3,997,000   or $0.95 (basic)
and $0.89 (diluted) earnings per share in 1998.

Returns on average equity and average assets for the year ended December 31, 1999, were 8.49% and 0.72% respectively compared to 8.15% and 0.67% in 1998. Cash earnings for 1999 represented returns on average equity and average tangible assets of 8.77% and 0.75% respectively, compared to 8.41% and 0.70% respectively for 1998.

Net interest income increased by $132,000 or 1% in 1999 versus 1998, even though average earning assets were $30 million less in 1999 versus 1998. In 1999, average loans receivable were $419 million versus $407 million in 1998. Higher yielding multi-family loans continued to increase while mortgage loans outstanding decreased. Lower yielding investments, including securities and overnight deposits, averaged $105 million in 1999 versus $147 million in 1998.

The Company's net interest rate spread and margin averaged 2.84% and 3.18% respectively during 1999, a 30 basis point increase in the net interest rate spread and 25 basis point increase in the net interest rate margin from 2.54% and 2.93% respectively during 1998. This represented an increase of 12% in net interest rate spread and 9% in net interest rate margin. Due to anticipated higher costs of funds, the Company does not expect this rate of growth to continue during the next year.

The provision for possible loan losses decreased $435,000, or 28% in 1999 versus 1998. The Company sold its credit card portfolio in the fourth quarter of 1998 and reallocated the reserve for credit card losses to other loan types. During 1998, the Company experienced net loan losses from its credit card portfolio of $1.1 million out of total net chargeoffs of $1.2 million.

Non interest income declined $1,542,000, or 28%, versus 1998. In 1998, the Company recognized $672,000 in non-recurring income related to the sale of its credit card portfolio. In 1998, security gains of $225,000 were realized, compared to a $10,000 loss in 1999. Mortgage Center income declined $257,000 in 1999 versus 1998, as volume dropped by $4 million in response to increases in mortgage interest rates. Insurance and discount brokerage income declined $178,000 in 1999 versus 1998, as annuity and security sale volume declined by $3 million and customers migrated to products offering lower commissions. Loan prepayment fees declined $231,000 in 1999 versus 1998. Other loan servicing fees decreased $314,000 as a result of the sale of the credit card portfolio in 1998 and a reduction in mortgage loans outstanding.

Operating expenses decreased 7% or $1.0 million. Compensation and benefit expense decreased $850,000. During the first quarter of 1999 certain employee positions were eliminated to bring operating costs more in line with the revenues of the Bank. Additionally, in 1999 the Company deferred $403,000 more in compensation expenses associated with loan origination, as required by FASB 91, than during the same period in 1998. Advertising expenses in 1999 exceeded the 1998 level by $177,000, as the Company initiated several advertising campaigns to generate additional deposits. In 1998, the Company recognized $137,000 of additional expense related to the sale of the credit card portfolio.

At December 31, 1999, total non-performing assets amounted to $0.8 million, or 0.17% of net loans receivable compared to $1.0 million, or 0.25% in non-performing assets at December 31, 1998.

At December 31, 1999, the allowance for possible loan losses amounted to $4.8 million, or 631% of non-performing loans as compared to $4.3 million, or 433% coverage at December 31, 1998.

The Company's assets increased 4% to $568 million as of December 31, 1999, from $549 million at December 31, 1998. At December 31, 1999, loans receivable, net represented 81.4% of total assets, while investment securities represented 13.5%, compared to 73.3% and 16.0% respectively as of December 31, 1998. The 1999 increase was primarily due to $60 million growth in the loan portfolio. Increases were achieved in: commercial loans, $9 million; commercial real estate loans, $8 million; multi family loans, $70 million; construction loans, $6 million, and consumer loans, $5 million. Mortgage loans declined $24 million. Leases outstanding decreased by $13 million. The increase in loans receivable was partially offset by an $11 million decrease in investment securities and a $29 million decrease in cash and cash equivalents.

Total deposits increased 9% to $398 million from $365 million at December 31, 1998, as a result of an increase in purchased money deposits, which amounted to $44 million at December 31, 1999. These replaced long term borrowings called by the Federal Home Loan Bank and had a lower cost than borrowings for a similar time period offered by the Federal Home Loan Bank. These purchased money deposits have maturities ranging from 30 days to 3 years.

Long term borrowings (over one year) with the Federal Home Loan Bank amounted to $20 million at December 31, 1999 versus $120 million at December 31, 1998. During 1999, the Federal Home Loan Bank called $75 million in callable borrowings held by the Company. The Company replaced these long term callable borrowings with Federal Home Loan Bank term non-callable advances and purchased money deposits.

Stockholders' equity in CoVest Bancshares, Inc. totaled $46 million at December 31, 1999. The number of common shares outstanding was 4,104,007 and the book value per common share outstanding was $11.28. The Company completed its latest stock repurchase program on June 30, 1999. Year to date, 296,788 shares were repurchased.

The Company operates full-service offices in Arlington Heights, Des Plaines and Schaumburg, and a loan production office in McHenry.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, may not, likely, or other indications that the particular statements are not based on facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements.









COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(financials in thousands, except per share)
                                      12/31/99   12/31/98  Change

Selected Financial Condition Data:  (unaudited)

TOTAL ASSETS                          $568,496   $548,697      4%
     Investment Securities              76,990     88,017    -13%
     Loans Receivable, net             462,697    402,329     15%
     Deposits                          398,055    364,535      9%
     Stockholders' Equity               46,274     46,951     -1%

Selected Asset Quality Ratios:
     Total non-performing loans            766        996    -23%
     Non-performing loans to Loans
           Receivable, Net               0.17%      0.25%    -33%
     Total non-performing assets           766        996    -23%
     Non-performing assets to
           Total Assets                  0.13%      0.18%    -26%
     Total Allowance for Loan Losses     4,833      4,312     12%
     Allowance for Loan Losses to
          non-performing loans           6.31x      4.33x     46%

Three Months Ended December 31 	          1999 	     1998
Selected Income Data:                 (unaudited)
     Net Interest Income                $4,268     $4,012      6%
     Provision for loan losses             291          -    100%
     Net Interest Income after
          provision for loan losses      3,977      4,012     -1%
     Non-interest income                   832      1,493    -44%
     Non-interest expense                3,210      3,910    -18%
     Income before income taxes          1,599      1,595      0%
     Income tax expense                    557        606     -8%
     Net income                         $1,042       $989      5%
     Earnings per share:
          Basic                          $0.26      $0.24      8%
          Diluted                        $0.25      $0.23      9%
     Selected Operating Ratios:
          Return on Average Equity       9.08%      8.44%      8%
          Return on Average Assets       0.74%      0.71%      4%
          Operating expenses to
               average assets            2.27%      2.80%    -19%
          Net interest rate spread       2.89%      2.71%      7%
          Net interest rate margin       3.19%      2.99%      7%



Twelve Months Ended December 31           1999       1998   Change
Selected Income Data:	              (unaudited)
     Net Interest Income               $16,336    $16,204      1%
     Provision for loan losses           1,132      1,567    -28%
     Net Interest Income after
          provision for loan losses     15,204     14,637      4%
     Non-interest income                 4,037      5,579    -28%
     Non-interest expense               13,259     14,245     -7%
     Income before income taxes          5,982      5,971      0%
     Income tax expense                  2,047      2,100     -3%
     Net income                         $3,935     $3,871      2%
     Earnings per share:
          Basic                          $0.96      $0.92      4%
          Diluted                        $0.93      $0.87      7%
     Selected Operating Ratios:
          Return on Average Equity       8.49%      8.15%      4%
          Return on Average Assets       0.72%      0.67%      7%
          Operating expenses to
               average assets            2.43%      2.48%     -2%
          Net interest rate spread       2.84%      2.54%     12%
          Net interest rate margin       3.18%      2.93%      9%